Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227022

PROSPECTUS

DARÉ BIOSCIENCE, INC.

3,720,500 Shares of Common Stock Underlying Warrants

This prospectus relates to the offer and sale, solely by us, of up to 3,720,500 shares of our common stock, par value $0.0001 per share, that are issuable upon the exercise of outstanding warrants with an exercise price of $3.00 as of the date of this prospectus. The warrants were originally issued by us on February 15, 2018 under Registration Statement No. 333-206396, utilizing a prospectus dated October 14, 2016 and related prospectus supplement dated February 14, 2018. We will receive the proceeds from any cash exercises of the warrants. The warrants are exercisable at any time until they expire on February 15, 2023.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DARE.” On September 24, 2018, the last reported sale price of our common stock was $1.00 per share. The warrants are not listed, and we do not intend to apply to list them, on any national securities exchange.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 6 of this prospectus under the caption “Risk Factors,” as well as in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2018.

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ABOUT THIS PROSPECTUS

This prospectus does not contain all of the information included in the registration statement of which this prospectus forms a part. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. This prospectus, together with any prospectus supplement or free writing prospectus that we subsequently authorize for use in connection with this offering and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, any prospectus supplement or free writing prospectus that we subsequently authorize for use in connection with this offering, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus, or in any prospectus supplement or free writing prospectus that we subsequently authorize for use in connection with this offering. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities hereunder and the distribution of this prospectus outside the United States. You should assume that the information in this prospectus, or any related prospectus supplement or free writing prospectus, is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or such prospectus supplement or free writing prospectus, or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there are inconsistencies between any this prospectus, any related prospectus supplement or free writing prospectus, and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Daré,” “Daré Bioscience,” “the Company,” “we,” “us,” “our” and similar terms refer to Daré Bioscience, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the Securities and Exchange Commission, or SEC, or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in this prospectus and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About Daré Bioscience

We are a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s reproductive health. We are driven by a mission to identify, develop and bring to market a diverse portfolio of differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women, primarily in the areas of contraception, vaginal health, sexual health and fertility. Our business strategy is to license or otherwise acquire the rights to differentiated product candidates in such areas, some of which have existing clinical proof-of-concept data, and to take those candidates through advanced stages of clinical development.

Since July of 2017, we have assembled a portfolio of clinical-stage and preclinical-stage candidates addressing unmet needs in women’s reproductive health. We have used a variety of transaction structures to license, acquire, or obtain an option to acquire the rights to these assets.

Our two clinical-stage assets were obtained through product license and development agreements:

•	Ovaprene, a non-hormonal monthly contraceptive candidate, was licensed in July of 2017 from ADVA-Tec, Inc.; and

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Topical 5% Sildenafil Citrate Cream, a potential treatment for Female Sexual Arousal Disorder, or FSAD, was licensed in February of 2018 from Strategic Science & Technologies-D, LLC and Strategic Science & Technologies, LLC.

Our preclinical candidates were obtained through the following agreements:

•	in March of 2018, we entered into a collaboration and option agreement with Orbis Biosciences, Inc. covering new injectable contraceptive product candidates;

•	in April of 2018, we licensed the worldwide rights to a portfolio of preclinical intravaginal rings from Juniper Pharmaceuticals, Inc.;

•	in May of 2018, we acquired Pear Tree Pharmaceuticals, Inc., a company that owns the rights to a proprietary vaginal tamoxifen tablet for the treatment of vulvar and vaginal atrophy; and

•	in July of 2018, we acquired certain assets from Hydra Bioscience, Inc., related to a novel target for non-hormonal contraceptives for both men and women.

We expect that the bulk of our development expenses over the next two years will support the advancement of our two clinical-stage product candidates, Ovaprene and Topical 5% Sildenafil Citrate Cream. We initiated a postcoital test, or PCT, clinical trial of Ovaprene in May 2018 and we will commence Phase 2b related activities related to Topical 5% Sildenafil Citrate Cream during the fourth quarter of 2018. In addition to our clinical-stage programs, we also intend to fund a portion of the development expenses of our other preclinical stage assets. Any additional product candidates we may obtain in the future will also require cash to fund their development.

The Ovaprene intravaginal ring, if approved for marketing, requires no intervention at the time of intercourse, does not use hormones and would be intended to provide protection over multiple weeks of use. Ovaprene consists of a silicone-reinforced ring with a soft, absorbable scaffolding that encircles a fluid-permeable barrier. A non-braided, multi-filament mesh in the center of the ring functions as a physical barrier to sperm. The silicone ring also releases two ingredients—ascorbic acid and ferrous gluconate—that act together to create a spermiostatic environment within the vagina.

Ovaprene is a combination product that previously underwent a request for designation process within the Office of Combination Products at the U.S. Food and Drug Administration, or FDA. The FDA designated Center for Devices and Radiological Health, or CDRH, as the lead agency FDA program center for premarket review and product regulation; it also provided notice that CDRH has determined that a Premarket Approval, or PMA, will be required. We intend to develop Ovaprene based on PMA guidelines. If approved, Ovaprene would represent a new category of birth control. In a PCT pilot study conducted in 20 women and published in The Journal of Reproductive Medicine® in 2009, Ovaprene demonstrated the ability to immobilize sperm and prevent their progression into the cervical mucus.

The ongoing PCT clinical trial of Ovaprene is designed to assess general safety, acceptability, and effectiveness in preventing progressively motile sperm from reaching the cervical canal following intercourse. The study is enrolling 50 couples, with the woman to be evaluated over the course of five menstrual cycles, with a target of having at least 25 women complete a total of 21 visits. Each woman’s cervical mucus will be measured at several points during the study, including a baseline measurement at menstrual cycle 1 that excludes the use of any product. Subsequent cycles and visits will include the use of a diaphragm (menstrual cycle 2) and the Ovaprene non-hormonal vaginal ring (menstrual cycles 3, 4 and 5). Data from the PCT clinical trial is expected to be available in the second half of 2019. If there is demonstration of feasibility in the PCT clinical trial, we intend to prepare and file an Investigational Device Exemption with the FDA to commence a pivotal clinical trial to support marketing approvals of Ovaprene in the United States, Europe and other countries worldwide.

Our Topical 5% Sildenafil Citrate Cream, which incorporates sildenafil, the same active ingredient in male erectile dysfunction drug Viagra®, if approved, could be the first FDA-approved FSAD treatment option for women. FSAD is characterized primarily by an inability to attain or maintain sufficient physical sexual arousal, frequently resulting in distress or interpersonal difficulty. Topical 5% Sildenafil Citrate Cream is specifically designed to increase blood flow locally to the vulvar-vaginal tissue in women, leading to a potential improvement in genital arousal response and overall sexual experience.

We plan to pursue the 505(b)(2) regulatory pathway for Topical 5% Sildenafil Citrate Cream in the U.S. to leverage the existing data and established safety profile of the Viagra® brand. During the third quarter of 2018, we had a Type C meeting with the FDA regarding the design of our Phase 2b clinical trial for Topical 5% Sildenafil Citrate Cream and the overall development program for it. Based on the FDA guidance we received from that meeting, we will commence Phase 2b related activities during the fourth quarter of 2018 with the initiation of the content validity patient reported outcome, or PRO, study. In parallel, we will continue to explore additional clinical and non-clinical work that might be valuable or required to support the overall program and the anticipated design of the Phase 2b. Because our plan is for the co-primary endpoints used in the Phase 2b to reflect the endpoints used in the Phase 3 trials, after the qualitative study is completed and before the Phase 2b at-home trial is initiated, we plan to request another Type C meeting to obtain the FDA’s guidance on whether it agrees that the PRO instruments are content valid for the target population. The timing of when we initiate the Phase 2b at-home trial will be influenced by such guidance.

Additional Information

For additional information related to our business and operations, please refer to the annual and quarterly reports incorporated herein by reference, as described under the caption “Incorporation of Documents by Reference” on page 16 of this prospectus.

Corporate Information

We were incorporated under the laws of the State of Delaware in November 2005 under the name Tempo Pharmaceuticals, Inc. From October 2008 until July 20, 2017, the name of our company was Cerulean Pharma Inc., or Cerulean. On July 19, 2017, Cerulean and Daré Bioscience Operations, Inc., a privately held Delaware corporation, or Private Daré, completed a business combination transaction in accordance with the terms of the Stock Purchase Agreement, dated as of March 19, 2017, or the Daré Stock Purchase Agreement, by and among Cerulean, Private Daré and the holders of capital stock and securities convertible into capital stock of Private Daré named therein, or the Private Daré Stockholders. Pursuant to the Daré Stock Purchase Agreement, each Private Daré Stockholder sold their shares of capital stock of Private Daré to the Company in exchange for newly issued shares of the Company’s common stock and, as a result, Private Daré became a wholly-owned subsidiary of the Company and the Private Daré Stockholders became majority shareholders of the Company. In accordance with the terms of the Daré Stock Purchase Agreement, the Company changed its name from “Cerulean Pharma Inc.” to “Daré Bioscience, Inc.”

Our principal executive offices are located at 3655 Nobel Drive, Suite 260, San Diego, California 92122, and our telephone number at that address is (858) 926-7655. We maintain a website at www.darebioscience.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

The Offering

Issuer	Daré Bioscience, Inc.

Common stock offered by us

Up to 3,720,500 shares of our common stock, par value $0.0001 per share, that are issuable upon the exercise of outstanding warrants with an exercise price of $3.00 as of the date of this prospectus, collectively referred to herein as the Warrants. We originally issued the Warrants on February 15, 2018 under Registration Statement No. 333-206396, utilizing a prospectus dated October 14, 2016 and related prospectus supplement dated February 14, 2018. Upon exercise of the Warrants for cash, the holders of the Warrants would pay us the applicable exercise price per share of common stock. If the Warrants are exercised in full for cash, based on their exercise price as of the date of this prospectus, we will receive an aggregate of approximately $11.2 million.

The Warrants include a price-based anti-dilution provision, which provides that, subject to certain exceptions, the exercise price of the Warrants will be adjusted downward if we issue or sell (or are deemed to issue or sell) securities at a price that is less than the exercise price in effect immediately prior to such issuance or sale (or deemed issuance or sale), before the Warrants expire. In that case, the new exercise price of the Warrants would equal the price at which the new securities are issued or sold (or are deemed to have been issued or sold). In addition, if we issue, sell or enter into any agreement to issue or sell securities at a price which varies or may vary with the market price of the shares of our common stock, the holders of the Warrants will have the right to substitute such variable price for the exercise price of the Warrant then in effect. The exercise price of the Warrants must be paid in cash, unless the registration statement of which this prospectus forms a part is not effective for the issuance of the shares upon exercise of the Warrants, in which case the Warrants may be exercised on a cashless basis.

Use of proceeds

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which include, but are not limited to, advancing our product portfolio, acquiring the rights to new product candidates, and general and administrative expenses. Please see “Use of Proceeds” on page 9 of this prospectus.

Risk factors

Investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus, as well as the other information included in or incorporated by reference in this prospectus, for a discussion of risks you should carefully consider before investing in our common stock.

Nasdaq Capital Market symbol	“DARE”

RISK FACTORS

Investing in our securities involves significant risk. In addition to the other information included or incorporated by reference in this prospectus, including the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K), you should consider the risks described below before making an investment decision with respect to the shares of common stock we are offering. We expect to update these risks and our other Risk Factors from time to time in periodic and current reports we file with the SEC in the future. Such updated Risk Factors will be incorporated by reference in this prospectus. Please refer to our subsequently filed reports for additional information relating to the risks associated with investing in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Related to this Offering

Resales of our common stock in the public market during this offering by our stockholders may cause the market price of our common stock to fall.

We may issue common stock from time to time in connection with this offering. The issuance from time to time of these new shares of our common stock, or our ability to issue new shares of common stock in this offering, could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our company.

If you exercise your Warrants you will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

This offering involves the offer and sale by us of up to 3,720,350 shares of our common stock that are issuable upon the exercise of the Warrants. The exercise price of the Warrants as of the date of this prospectus is $3.00 per share. The exercise price of the Warrants at the time of exercise may be substantially higher than the book value per share of our common stock, and you may suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering upon exercise of Warrants. Assuming that all 3,720,500 shares of our common stock are sold in this offering upon the exercise of the Warrants for cash, those investors who exercise the Warrants will experience immediate dilution of $1.46 per share, representing the difference between the exercise price per share of the Warrants as of the date of this prospectus and our as adjusted net tangible book value per share as of June 30, 2018 after giving effect to this offering. The exercise of outstanding stock options and other outstanding warrants may result in further dilution of your investment. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain or incorporate by reference forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “contemplate,” project,” “target,” “tend to,” or the negative version of these words and similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the heading “Risk Factors” contained or incorporated in this prospectus and in any related prospectus supplement or free writing prospectus we may authorize for use in connection with this offering. These factors and the other cautionary statements contained or incorporated in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Given these uncertainties, you should not place undue reliance on any forward-looking statement. The following factors are among those that may cause such differences:

•	Inability to raise additional capital, under favorable terms or at all;

•	Inability to successfully attract partners and enter into collaborations on acceptable terms;

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Failure to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates due to limited financial resources;

•	Inability to develop and commercialize our product candidates;

•	Failure or delay in starting, conducting and completing clinical trials or obtaining FDA or foreign regulatory approval for our product candidates in a timely manner;

•	A change in the FDA’s primary oversight responsibility;

•	A change in regulatory requirements for our product candidates, including the development pathway pursuant to the FDA’s Section 505(b)(2);

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Unsuccessful clinical trials stemming from clinical trial designs, failure to enroll a sufficient number of patients, higher than anticipated patient dropout rates, failure to meet established clinical endpoints, undesirable side effects and other safety concerns;

•	Negative publicity concerning the safety and efficacy of our product candidates, or of product candidates being developed by others that share characteristics similar to our candidates;

•	Inability to demonstrate sufficient efficacy of our product candidates;

•	Loss of our licensed rights to develop and commercialize a product candidate as a result of the termination of the underlying licensing agreement;

•	Monetary obligations and other requirements in connection with our exclusive, in-license agreements covering the critical patents and related intellectual property related to our product candidates;

•	Developments by our competitors that make our product candidates less competitive or obsolete;

•	Dependence on third parties to conduct clinical trials and to manufacture product candidates;

•	Dependence on third parties to supply, market and distribute products;

•	Failure of our product candidates, if approved, to gain market acceptance or obtain adequate coverage for third party reimbursement;

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A reduction in demand for contraceptives caused by an elimination of current requirements that health insurance plans cover and reimburse FDA-cleared or approved contraceptive products without cost sharing;

•	Lack of precedent to help assess whether health insurance plans will cover one of our product candidates;

•	The reimbursement environment relating to our product candidates at the time we obtain regulatory approval, if ever;

•	Difficulty in introducing branded products in a market made up of generic products;

•	Inability to adequately protect or enforce our, or our licensor’s, intellectual property rights;

•	Lack of patent protection for the active ingredients in certain of our product candidates which could expose our products to competition from other formulations using the same active ingredients.

•	Higher risk of failure associated with product candidates in preclinical stages of development that may lead investors to assign them little to no value and make these assets difficult to fund;

•	Disputes or other developments concerning our intellectual property rights;

•	Actual and anticipated fluctuations in our quarterly or annual operating results;

•	Price and volume fluctuations in the overall stock markets, and in our stock in particular, which could subject us to securities class-action litigation;

•	Litigation or public concern about the safety of our potential products;

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Strict government regulations on our business, including various fraud and abuse laws, including, without limitation, the U.S. federal Anti-Kickback Statute, the U.S. federal False Claims Act and the U.S. Foreign Corrupt Practices Act;

•	Regulations governing the production or marketing of our product candidates;

•	Loss of, or inability to attract, key personnel; and

•	Increased costs as a result of operating as a public company, and substantial time devoted by our management to compliance initiatives and corporate governance practices.

Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We will receive the proceeds from any cash exercises of the Warrants. The Warrant holders are not obligated to exercise their Warrants, and we cannot predict whether the holders will choose to exercise all or any of their Warrants before they expire. We will have broad discretion in the use of the net proceeds from any sale of common stock offered under this prospectus. We intend to use the net proceeds for working capital and general corporate purposes, which include, but are not limited to, advancing our product portfolio, acquiring the rights to new product candidates, and general and administrative expenses.

We have not determined the amount of net proceeds to be used specifically for such purposes. Pending the use of any net proceeds, we expect to invest the net proceeds in interest-bearing, marketable securities.

DILUTION

If you purchase shares of our common stock upon the exercise of your Warrant, your ownership interest will be diluted to the extent of the difference between the exercise price per share and the net tangible book value per share of our common stock immediately after giving effect to this offering.

The net tangible book value of our common stock as of June 30, 2018, was approximately $12,217,963, or approximately $1.07 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of shares of our common stock outstanding. Dilution per share to investors exercising Warrants represents the difference between the amount per share paid by those purchasers for each share of common stock in this offering and the net tangible book value per share of our common stock immediately following the completion of this offering, assuming the Warrants are fully exercised.

After giving effect to the sale of 3,720,500 shares of our common stock to investors exercising the Warrants for cash at an exercise price of $3.00 per share, the as-adjusted net tangible book value of our common stock as of June 30, 2018 would have been approximately $23,329,463, or approximately $1.54 per share. This represents an immediate increase in net tangible book value of approximately $0.47 per share to our existing stockholders and an immediate dilution in as-adjusted net tangible book value of approximately $1.46 per share to investors exercising the Warrants, as illustrated by the following table:

Exercise price per share of the Warrants		$3.00
Net tangible book value per share as of June 30, 2018	$1.07
Increase per share attributable to this offering	$0.47
As-adjusted net tangible book value per share as of June 30, 2018, after giving effect to this offering		$1.54
Dilution per share to investors purchasing shares in this offering upon exercise of the Warrants		$1.46

The table above is based on 11,422,161 shares of our common stock outstanding as of June 30, 2018, and excludes the following shares:

•	3,751,002 shares of our common stock issuable upon exercise of warrants outstanding as of June 30, 2018, with a weighted-average exercise price of $3.49 per share;

•	547,571 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2018, with a weighted-average exercise price of $30.98 per share; and

•	138,804 shares of our common stock reserved and available as of June 30, 2018 for future issuance under our 2014 Stock Incentive Plan.

As of the date of this prospectus, there are 451,244 shares of our common stock reserved for future grants under our Amended and Restated 2014 Stock Incentive Plan, which became effective as of July 10, 2018. To the extent that after June 30, 2018 any outstanding options or warrants were or are exercised, new equity awards were or are issued under our equity incentive plan, shares of common stock are sold under our employee stock purchase plan, or we otherwise issued or issue additional shares of common stock in the future, including under our sales agreement with H.C. Wainwright & Co., LLC, at prices per share below the price per share for any shares sold in this offering upon exercise of Warrants, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

The common stock offered under this prospectus will be offered solely by us and will be issued and sold upon the exercise of the Warrants. The holders of the Warrant must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the Warrants. If, however, we are unable to offer and sell the shares underlying the Warrants pursuant to this prospectus due to the ineffectiveness of the registration statement of which this prospectus is a part, then the Warrants may be exercised on a “net” or “cashless” basis. The Warrants include a price-based anti-dilution provision, which provides that, subject to certain exceptions, the exercise price of the Warrants will be adjusted downward if we issue or sell (or are deemed to issue or sell) securities at a price that is less than the exercise price in effect immediately prior to such issuance or sale (or deemed issuance or sale), before the expiration of the Warrant term. In that case, the new exercise price of the Warrants would equal the price at which the new securities are issued or sold (or are deemed to have been issued or sold). In addition, if we issue, sell or enter into any agreement to issue or sell securities at a price which varies or may vary with the market price of the shares of our common stock, the holders of the Warrants shall have the right to substitute such variable price for the exercise price of the Warrant then in effect. No fractional shares of common stock will be issued upon the exercise of a Warrant, but rather the number of shares of common stock to be issued shall be rounded up to the nearest whole number.

The Warrants are not listed on any national securities exchange, and we do not plan on making an application to list the Warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. The Company will act as the registrar and transfer agent for the Warrants.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 120,000,000 shares of common stock, par value $0.0001 per share. As of September 21, 2018, we had 11,422,161 shares of common stock outstanding.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to the section of this prospectus entitled “Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and By-laws” and our Restated Certificate of Incorporation, as amended, referred to herein as our restated certificate of incorporation, and our Second Amended and Restated By-laws, as amended, referred to herein as our restated by-laws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except that unless otherwise required by law, holders of our common stock are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more such other series, to vote thereon pursuant to our restated certificate of incorporation. Holders of our common stock do not have cumulative voting rights.

An election of directors will be decided by a plurality of the votes cast by the stockholders entitled to vote on the election at a duly held stockholders’ meeting at which a quorum is present. All other questions will be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present, except when a different vote is required by law, our restated certificate of incorporation or restated by-laws.

Dividends

Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend or other rights of any series of preferred stock that we may designate and issue in the future.

Liquidation and Dissolution

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to any preferential or other rights of any outstanding preferred stock.

Other Rights

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, with offices at 6201 15th Avenue, Brooklyn, NY 11219.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “DARE.”

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE

COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The provisions of Section 203 may deter a hostile takeover or delay a change in control.

Staggered Board; Removal of Directors

Our restated certificate of incorporation and restated by-laws divide our board of directors into three classes with staggered three year terms. In addition, our restated certificate of incorporation and restated by-laws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our restated certificate of incorporation and restated by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our restated certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors, subject to the rights of any holders of preferred stock to elect directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any securities exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our restated certificate of incorporation and restated by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our restated certificate of incorporation and restated by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors, the chairman of our board of directors or our chief executive officer, and may not be called by any other person or persons. In addition, our restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting, who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting in compliance with the applicable procedures set forth in our restated by-laws, and who was also a stockholder on the date of the giving of such notice. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated by-laws may be amended or repealed by a majority vote of the directors present at any meeting of our board of directors at which a quorum is present or by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors or class of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors or class of directors is required to amend or repeal or to adopt any provision inconsistent with certain of the provisions of our restated certificate of incorporation, including the provisions governing amendment or repeal of our restated by-laws, removal of directors, stockholder action, and special meetings of stockholders.

Limitation of Liability and Indemnification

Section 102 of the DGCL permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any willful or negligent violation of sections of the DGCL related to the declaration and payment of dividends and to the purchase or redemption of the corporation’s capital stock; or (iv) for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation provides that no director of our corporation shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our restated certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

We have entered into indemnification agreements with our directors and certain officers, in addition to the indemnification provided in our restated certificate of incorporation, and intend to enter into indemnification agreements with any new directors and executive officers in the future. In general, these agreements provide that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that the director or officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or officer, as applicable. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our restated certificate of incorporation, restated by-laws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such documents or law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., San Diego, California, will pass upon the validity of the common stock being offered by this prospectus.

EXPERTS

Mayer Hoffman McCann P.C., an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in its report, which is incorporated by reference in this prospectus and the registration statement. Our financial statements are incorporated by reference in reliance on Mayer Hoffman McCann P.C.’s report, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov. This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.darebioscience.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 28, 2018 (as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2018);

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our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 14, 2017, and for the fiscal quarter ended June 30, 2018, filed with the SEC on August 13, 2018;

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our Current Reports on Form 8-K filed with the SEC on January 4, 2018, February 12, 2018, February 13, 2018, April 11, 2018, April 30, 2018, May 4, 2018, June 1, 2018 and July 12, 2018 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto);

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on April 4, 2014 (File No. 001-36395), including any amendments thereto or reports filed for the purpose of updating such description; and

•

all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K).

The SEC file number for each of the documents listed above is 001-36395.

In addition, all reports and other documents filed by us pursuant to the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

Daré Bioscience, Inc.

3655 Nobel Drive, Suite 260

San Diego, CA 92122

Attn: Chief Financial Officer

Telephone: (858) 926-7655

You may also access these documents on our website, www.darebioscience.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any related prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

DARÉ BIOSCIENCE, INC.

3,720,500 Shares of Common Stock Underlying Warrants

PROSPECTUS

September 21, 2018